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                                                                   EXHIBIT 3(e)

                         ARTICLES OF AMENDMENT
                                 TO THE
                 RESTATED CERTIFICATE OF INCORPORATION
                         OF ENERGEN CORPORATION




TO THE HONORABLE JUDGE OF PROBATE, JEFFERSON COUNTY, ALABAMA:

        Pursuant to the provisions of Article 10 of Chapter 2B of Title 10 of the Code of Alabama of 1975 (Section 10-2B-10.01, et seq.), the undersigned corporation executes the following Articles of Amendment to its Restated Certificate of Incorporation:

        (1)     The name of the corporation is Energen Corporation.

        (2) The Restated Certificate of Incorporation of the said corporation is amended as follows:

                (a) A new Article XI is added to read in its entirety as follows:

                        XI. Limitation of Liability

                        11.01    A director of the Corporation
                shall not be liable to the Corporation or its shareholders for money damages for any action taken, or failure to take action, as a director, except for (i) the amount of a financial benefit received by such director to which such director is not entitled; (ii) an intentional infliction of harm by such director on the Corporation or its shareholders; (iii) a violation of Section 10-2B-8.33 of the Code of Alabama of 1975 or any successor provision to such section; (iv) an intentional violation by such director of criminal law; or (v) a breach of such director's duty of loyalty to the Corporation or its shareholders. If the Alabama Business Corporation Act, or any successor statute thereto, is hereafter amended to authorize the further elimination or limitation of the liability of a director of a corporation, then the liability of a director of the Corporation, in addition to the limitations on liability provided herein, shall be limited to the fullest extent permitted by the Alabama Business Corporation Act, as amended, or any successor statute thereto. The limitation on liability of directors of the Corporation contained herein shall apply to liabilities arising out of acts or omissions occurring subsequent to the adoption of this Article XI and, except to the extent prohibited by law, to liabilities arising out of acts or omissions occurring prior to the adoption of this Article XI. Any repeal or modification of this Article XI by the shareholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the liability of a director of the Corporation existing at the time of such repeal or modification.

                (b) The provisions of the Restated Certificate of Incorporation which constituted Article XI prior to the adoption of the foregoing Article XI shall be renumbered as
                Article XII and all sections therein, or references thereto, shall be correspondingly renumbered to reflect the foregoing amendment.


        (3) The foregoing amendment to the Restated Certificate of Incorporation was adopted by the shareholders of the said Corporation on January 25, 1995 in the manner prescribed by the Alabama Business
Corporation Act.

        (4) The common stock of the Corporation, par value $0.01 per share, was the only voting group entitled to vote on the amendment. As of the record date for the meeting, there were 10,919,977 shares of such common stock outstanding, and the holders of such shares were entitled to cast one vote per share, or an aggregate of 10,919,977 votes. There were 9,156,260 votes entitled to be cast by the holders of the common stock of the Corporation indisputably represented at the meeting.

        (5) The total number of undisputed votes cast for the amendment by the holders of the common stock of the Corporation was 8,150,902, and the number of votes cast for the amendment was sufficient for approval of the amendment by the holders of the common stock of the Corporation.

                Dated as of February 3, 1995.


                                        ENERGEN CORPORATION


                                        BY  /s/ Rex J. Lysinger
                                            --------------------------
                                            Rex J. Lysinger
                                            Its Chairman of the Board
                                            of Directors

ATTEST:
/s/ J. D. Woodruff, Jr.
---------------------------
J. D. Woodruff, Jr.
Assistant Secretary